EXHIBIT 10

ValueVision Media, Inc.

Resale Restriction Agreement

This Resale Restriction Agreement (this “Agreement”) dated as of      , 200     is made by and between ValueVision Media, Inc., a Minnesota corporation (the “Company”), and the option holder set forth on the signature line below (the “Holder”) with respect to certain stock option award agreements (the “Option Agreements”) entered into between the Company and the Holder.

Background

A. The Holder is an executive officer of the Company and has been granted one or more options to acquire shares of common stock, par value $.01 per share (“Common Stock”), of the Company (the “Shares”), at a per share price in excess of $     (all of such options are collectively referred to as the “Options”) under the Option Agreements.

B. Concurrently with the execution of this Agreement, all Options which have not vested on or prior to the date of this Agreement have been declared by the Board of Directors (the “Board”) of the Company to be fully vested and exercisable, effective upon execution of this Agreement.

C. As a condition to declaring such Options to be fully vested and exercisable, the Company wishes to impose certain resale restrictions (the “Resale Restrictions”) on the Shares issued or issuable upon exercise of the Options (the “Option Shares”) on the terms and conditions more fully set forth herein.

D. Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

Agreement

1.	Exhibit A sets forth, with respect to each Option, the date of each Option Agreement (each, a “Grant”), the exercise price, the number of Option Shares and the date or dates of termination of the Resale Restrictions with respect to the Option Shares (which shall correspond to the vesting schedule applicable to the Options prior to the acceleration of vesting approved by the Board). Subject to Section 4, with respect to any Option Shares, the period during which the Resale Restrictions will be effective (the “Restriction Period”) is a period beginning on the date of this Agreement and ending on the date listed on Exhibit A under the heading “Restriction Termination Date” with respect to such Option Shares. No Resale Restrictions will apply to Option Shares which have vested on or prior to the date of this Agreement.

2.	The Holder irrevocably agrees that the Holder will not, directly or indirectly, whether for such Holder or on behalf of any entity such Holder controls or is affiliated with:

(a)	offer for sale, pledge, assign, hypothecate or otherwise create any interest in or dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in any of the foregoing) any Option Shares during the Restriction Period applicable to such Option Shares; or

(b)	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Option Shares during the Restriction Period applicable to such Option Shares, including, but not limited to, short sales, puts, calls or other hedging transactions, including private hedging transactions, whether any such transaction described in clause (a) or (b) of this Section 2 is to be settled by delivery of shares of Common Stock or other securities of the Company, in cash or otherwise, during the Restriction Period with respect to the applicable Option Shares.

3.	The Company and its transfer agent are authorized to decline to make any transfer of securities of the Company if such transfer would constitute a violation or breach of this Agreement. Any attempted transfer by the Holder in breach of this Agreement will be null and void. Any Option Shares subject to a Restriction Period may be retained in the physical custody of the Company or may contain a restrictive legend, stop transfer order or other applicable restriction, at the Company’s sole discretion.

4.	Notwithstanding the foregoing, the Resale Restrictions will be subject to the following:

(a)	upon the occurrence of any event that, prior to the acceleration of vesting approved by the Board, would have resulted in the acceleration of vesting of any Option Shares, all of the Option Shares will become free from the Resale Restrictions; and

(b)	upon the occurrence of any event that would prevent any Option Shares from vesting in accordance with the vesting schedule in effect prior to the acceleration of vesting approved by the Board, the Restriction Period will be deemed to continue, notwithstanding the applicable Restriction Terminate Date listed in Exhibit A, until such time (if any) as such Option Shares would otherwise have vested in accordance with the terms of such vesting in effect prior to the date of this Agreement.

5.	The Holder hereby warrants and represents as follows:

(a)	the Holder is familiar with the terms of this Agreement, and the Holder has had the opportunity to discuss in detail the terms of this Agreement with the Company and with legal counsel representing the Holder; and

(b)	the Holder has the full authority and capacity to enter into and carry out all the terms of this Agreement.

6.	This Agreement, the applicable Option Agreements and the applicable stock incentive plan (each, a “Plan”) under which the Option Agreements were issued, if any, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Holder with respect to the subject matter hereof, and this Agreement may not be modified except by means of a writing signed by the Company and the Holder. The Resale Restrictions will not be deemed to supersede, but shall be in addition to, any restrictions on resale of Option Shares pursuant to an applicable Option Agreement or Plan.

7.	This Agreement is to be construed in accordance with and governed by the laws of the State of Minnesota, without respect to any choice of law provisions thereof.

8.	Nothing in this Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of this Agreement be determined to be illegal or unenforceable, such provision will be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and enforceable.

9.	This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which, together, will constitute one and the same instrument. A copy of any signature page hereto executed and delivered by facsimile or other means of electronic image transmission will have the same force and effect as an original thereof.

The parties hereto have executed or caused this Agreement to be executed as of the day, month and year first above written.

COMPANY:
VALUEVISION MEDIA, INC.

By :
Name:
Its:

OPTION HOLDER:

Date of Option	Number of Option	Restriction
Plan Name (if any) Agreement	Exercise Price Shares	Termination Date